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                                                                    Exhibit 99.1

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements and related notes included in our prior periodic reports. In addition, see Exhibit 99.4.

OVERVIEW

     We receive revenues primarily from the delivery of residential, training, educational and support services to populations with special needs. We have two reportable operating segments: (i) disabilities services and (ii) youth services. Management's discussion and analysis of each segment follows. Further information regarding each of these segments, including the required disclosure of certain segment financial information, is included in our prior periodic reports.

     Revenues for our disabilities services operations are derived primarily from state government agencies under the Medicaid reimbursement system and from management contracts with private operators, generally not-for-profit providers, who contract with state government agencies and are also reimbursed under the Medicaid system. We also provide respite, therapeutic and other services on an as-needed or hourly basis through our periodic/in-home services programs that are reimbursed on a unit-of-service basis. Reimbursement methods vary by state, and service type, and have historically been based on a flat rate or cost-based reimbursement system on a per person, per diem or per unit-of-service basis. Generally, rates are adjusted annually based primarily upon historical costs experienced by us and by other service providers, and on inflation. At facilities and programs where we are the provider of record, we are directly reimbursed under state Medicaid programs for services we provide and such reimbursement is affected by occupancy levels. At most facilities and programs that we operate pursuant to management contracts, the management fee is negotiated based upon the reimbursement amount expected to be earned by the provider of record, which is affected by occupancy levels. Under certain management contracts, we are paid a fixed fee regardless of occupancy levels.

     We operate 15 vocational training centers under the federal Job Corps program administered by the DOL. Under the Job Corps program, we are reimbursed for direct costs related to Job Corps center operations and allowable indirect costs for general and administrative expenses, plus a prenegotiated management fee, normally a fixed percentage of facility and program expenses. All of such amounts are reflected as revenue, and all such direct costs are reflected as facility and program expenses. Final determination of amounts due under Job Corps contracts is subject to audit and review by the DOL, and renewals and extension of Job Corps contracts are based in part on performance reviews.

     In 1996, we began operating other programs for at-risk and troubled youths. Most of the youth services programs are funded directly by federal, state and local government agencies, including school systems. Under these contracts, we are typically reimbursed based on fixed contract amounts, flat rates or cost-based rates.

     Expenses incurred under federal, state and local government agency contracts for disabilities services and youth services, as well as management contracts with providers of record for such agencies, are subject to examination by agencies administering the contracts and services.

     Our revenues and net income may fluctuate from quarter-to-quarter, in part because annual Medicaid rate adjustments may be announced by the various states inconsistently and are usually retroactive to the beginning of the particular state's fiscal reporting period. We expect that future adjustments in reimbursement rates in most states will consist primarily of cost-of-living adjustments, adjustments based upon reported historical costs of operations, or other negotiated increases. However, in some cases states have revised their rate-setting methodologies, which has resulted in rate decreases as well as rate increases. Current initiatives at the federal or state level may materially change the Medicaid system as it now exists. Retroactively calculated contractual adjustments are estimated and accrued in the periods the related

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services are rendered and recorded as adjustments in future periods as final adjustments are received. Because the cumulative effect of rate adjustments may differ from previously estimated amounts, net income as a percentage of revenues for a period in which an adjustment occurs may not be indicative of expected results in succeeding periods. Future revenues may be affected by changes in rate-setting structures, methodologies or interpretations that may be proposed or are under consideration in states where we operate. Also, some states have considered initiating managed care plans for persons currently in Medicaid programs. At this time, we cannot determine the impact of such changes, or the effect of various federal initiatives that have been proposed.

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 2001 AND 2000

     For the six months ended June 30, 2001, revenues were $440.8 million, a 3.9% increase over the same period for 2000. This represents a continuation of the lower growth rates experienced beginning in the second half of 2000 and a significantly lower growth rate than in recent years as we have shifted our focus from acquisition-related growth to internally generated growth as well as infrastructure enhancements. For the six months ended June 30, 2001 and 2000, EBITDAR, or earnings before net interest expense, income taxes, depreciation, amortization, facility rent and special charges, was $41.5 million and $51.7 million, respectively. For the same periods, EBITDA, or earnings before net interest expense, income taxes, depreciation, amortization and special charges, was $27.2 million and $39.0 million, respectively.

     Operating results for the first half of 2001 as compared to the same period of 2000 reflect increased costs from a highly competitive labor market. We are continuing several initiatives to manage these labor cost increases, including enhanced recruitment and retention programs in order to reduce the need for overtime and temporary staffing, evaluating and monitoring staff patterns and negotiating improved reimbursement rates from certain states. As a result of our initiatives, the second quarter of 2001 reflects improvements in labor costs as a percent of revenue as compared to the fourth quarter of 2000 and the first quarter of 2001. Additionally, results for the first six months of 2001 were negatively impacted by increased energy and insurance costs. As a result of decreasing availability of coverage at historical rates, we entered into certain new insurance programs in December 2000 providing for significantly higher self-insured retention limits and higher deductibles, resulting in higher estimated costs for our business insurance programs in 2001 compared to 2000.

     The consolidated results for the first six months of 2001 were negatively impacted by certain special charges. Operating income for the first quarter of 2001 included a charge of $1.6 million related to the write-off of certain assets and costs associated with the cessation of certain operations in Tennessee, and the write-off of $134,000 in deferred debt issuance costs resulting from the amended and restated credit agreement.

     As a percentage of total revenues, corporate general and administrative expenses for the six months ended June 30, 2001, were 3.5%. For the same period in 2000, these expenses were 3.2% of total revenues. This relative increase was due primarily to expanding the management infrastructure during 2001 and the effect of rent expense resulting from the sale and leaseback of the corporate office building in December 2000. The change in management structure includes the addition of the positions of executive vice president and of vice president and chief financial officer of the division for persons with disabilities.

     Net interest expense decreased to $9.8 million in the first half of 2001 compared to $11.0 million for the same period in 2000. This decrease resulted primarily from reduced utilization of the existing credit facility and the reduction in indebtedness under that facility paid with proceeds from the sale and leaseback transactions completed during the second quarter of 2001 and December 2000.

     The effective income tax rates were 43.5% and 41.5% for the first half of 2001 and 2000, respectively. The higher estimated annual rate of 43.5% used in 2001 is a result of a fixed level of nondeductible goodwill amortization combined with lower projected profitability in 2001 as compared to 2000.

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     During the second quarter of 2001, we entered into various transactions for the sale of certain real properties in which we conduct operations. Proceeds from the sales were approximately $19.7 million in the second quarter and were used to reduce indebtedness under our existing credit facility. The assets are being leased back from the purchasers over terms ranging from five years to 15 years. The leases are being accounted for as operating leases and contain certain renewal options at lease termination and purchase options at amounts approximating fair value. The transactions resulted in gains of approximately $3.0 million which will be amortized over their lease terms.

 Disabilities Services

     Results for the disabilities services segment for the six months ended June 30, 2001, as compared to the same period in 2000 were significantly impacted by the slowed growth and labor cost pressures described above. Revenues increased by 2.8% to $343.5 million for the six months ended June 30, 2001 compared to the same periods in 2000, due primarily to rate adjustments and the expansion of existing programs. Segment profit as a percentage of revenue for the first six months of 2001 declined to 7.4% compared to 10.0% for the same period in 2000. EBITDAR totaled $46.0 million for the first half of 2001 compared to $53.3 million for the same period in 2000, before general corporate expenses. As discussed above, competitive labor market conditions have resulted in higher labor costs and reduced margins and EBITDAR. Labor cost as a percentage of segment revenue for 2001 as compared to 2000 have increased to 62.8% from 61.2% for the six month periods. Higher utility and insurance costs also negatively impacted the segment's profitability for the period. For the six month periods, utilities increased approximately $849,000, while insurance costs increased approximately $3.5 million.

 Youth Services

     Youth services revenues increased by 7.8% to $97.3 million for the six months ended June 30, 2001, compared to the same period in 2000, primarily from increased student levels at the Treasure Island Job Corps Center in California, offset somewhat by reduced census at the Youthtrack operation in Colorado. For the six months ended June 30, segment profit as a percentage of revenues declined from 10.7% in 2000 to 8.3% in 2001. EBITDAR totaled $10.5 million for the first half of 2001 compared to $11.8 million for the same period in 2000, before general corporate expenses. These decreases were due primarily to reduced census and higher labor, utility and insurance costs as a percentage of segment revenues.

 YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

     Revenues for 2000 increased to a record $865.8 million, or 5.0% over 1999. This represents, however, a significantly lower growth rate than in recent years as we have shifted our focus from acquisition-related growth to internally-generated growth. Revenues grew 17.3% in 1999 over 1998 primarily due to revenues generated from operations that we added in 1998. EBITDAR for 2000, 1999 and 1998 was $99.0 million, $106.0 million and $92.7 million, respectively. EBITDA for 2000, 1999 and 1998 was $73.8 million, $80.2 million and $70.9 million, respectively.

     Our operating results for 2000 reflect increased costs from a highly competitive labor market. We are continuing several initiatives to manage these labor cost increases, including improved recruitment and retention programs, evaluating and monitoring staff patterns and negotiating improved reimbursement rates from certain states. The consolidated results for 2000 were also negatively impacted by certain special charges. Operating income for 2000 included a charge of $1.8 million related to the write-off of costs associated with the terminated management-led buyout and a charge of $1.7 million related to our 2000 restructuring plan, which we implemented in the third quarter of 2000. Operating results of each segment are discussed below.

     Operating results for 1999 were negatively impacted by an additional provision for doubtful accounts of $8.0 million. We are continuing the process of implementing a new comprehensive accounts receivable system. As a result, improvements in monitoring and collection of accounts receivable have been realized during 2000, and management expects continued improvement throughout 2001. Also in 1999, we recorded

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a charge of approximately $2.5 million as a result of higher claims incurred as we transitioned to a new employee medical plan with a fixed level of self-insurance exposure.

     Contribution margins have been negatively impacted by the increased insurance costs described above. The increase in insurance costs is an industry-wide issue affecting long-term care providers. These cost increases, however, are expected to be offset by benefits from the restructuring plan implemented in 2000, efforts to control labor costs and initiatives seeking improved rates from various states.

     As a percentage of total revenues, corporate general and administrative expenses were 3.2%, 3.4% and 3.9% in 2000, 1999 and 1998, respectively. Savings achieved from the 2000 restructuring plan contributed to the decrease in 2000 while the decrease in 1999 primarily reflected savings resulting from the PeopleServe merger.

     In connection with the merger with PeopleServe, we recorded a pretax merger-related charge of $20.5 million in 1999. This consisted primarily of $7.3 million in severance and employee-related costs (principally related to the elimination of PeopleServe's corporate offices and various other administrative costs), $2.8 million in lease termination costs, $3.0 million in information system conversion and integration costs and $4.5 million in transaction costs, including investment banking, legal, accounting and other professional fees and transaction costs. Through December 31, 2000, approximately $20.1 million of the charge had been utilized through $15.1 million in cash payments (principally severance and transaction costs), $4.7 million in asset write-downs (relating principally to the discontinued PeopleServe information systems) and $300,000 in adjustments to the reserve in 2000 resulting from revised estimates of costs associated with the closure of duplicate facilities. We believe the remaining balance of accrued merger-related costs of $400,000 at December 31, 2000, reflects our remaining cash obligations.

     Interest expense increased $3.5 million in 2000 compared to 1999 and $4.4 million in 1999 compared to 1998. These increases resulted from increased utilization of the existing credit facility primarily for working capital and, to some extent, higher interest rates.

     Our effective income tax rates were 42.9%, 51.0% and 40.3% in 2000, 1999 and 1998, respectively. The higher effective rate in 1999 is attributable to nondeductible amortization of goodwill recorded in the PeopleServe merger and nondeductible portions of the merger-related charge. The rate for 2000 was negatively impacted by reduced earnings combined with a fixed level of nondeductible goodwill amortization, offset to an extent by increased estimated jobs tax credits.

 Disabilities Services

     The disabilities services segment was the most significantly impacted by the slowed growth and labor cost pressures described above. Disabilities services revenues increased by 4.0% in 2000 compared to a 14.7% increase in 1999 over 1998. Revenues increased in 2000 due primarily to rate adjustments and the expansion of existing programs while acquisition growth primarily fueled the increase in 1999. Segment profit as a percentage of revenue declined to 9.4% in 2000 compared to 10.8% in 1999 and 11.7% in 1998. EBITDAR for this segment, before general corporate expenses totaled $103.9 million in 2000, $111.7 million in 1999 and $101.3 million in 1998. As discussed above, tight labor market conditions have resulted in higher labor costs and reduced margins. Labor costs as a percentage of segment revenues, were approximately 61.5%, 60.0% and 57.8% in 2000, 1999 and 1998, respectively. During 1999, results for the disabilities division were negatively affected by the additional allowance for doubtful accounts of $8.0 million ($0.19 per share after tax) described above. Also during 1999, operating results for the disabilities services division were negatively affected by an incremental charge of approximately $2.3 million related to the transition to a new employee medical plan.

 Youth Services

     Youth services revenues increased by 9.0% in 2000 over 1999 and 28.5% in 1999 over 1998, resulting primarily from the addition of the Treasure Island Job Corps Center in early 1999, increased occupancy at our AYS operations, and a full year of operations for a Youthtrack program acquired in the fourth quarter

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of 1998. Segment profit as a percentage of revenues declined to 9.9% in 2000 compared to 10.4% in 1999, while 1999 margins decreased from 11.1% in 1998 due principally to increased costs associated with the start-up of the Treasure Island Job Corps Center and higher labor costs. EBITDAR for this segment, before general corporate expenses totaled $22.9 million in 2000, $21.7 million in 1999, and $18.2 million in 1998.

LIQUIDITY AND CAPITAL RESOURCES

 HISTORICAL

     For the first half of 2001, cash used in operating activities was $5.3 million compared to cash provided of $304,000 for the same period of 2000. This decrease was primarily related to an increase in accounts receivable in certain states in which we are deploying our new comprehensive billing system coupled with decreases in accrued expenses for certain required payments. This was offset to some extent by an increase in trade payables.

     For the first half of 2001, cash provided by investing activities was $18.5 million compared to cash used of $14.8 million in the same period of 2000. This shift in cash flows from investing activities is primarily due to the acquisition of formerly leased homes in 2000 versus the sale and leaseback of certain properties during 2001.

     For the first half of 2001, cash used in financing activities was $38.4 million compared to cash provided of $17.4 million in the same period of 2000. The first half of 2000 included borrowings for the acquisition of formerly leased homes, while 2001 reflects the repayment of debt with cash provided primarily from proceeds from the sale and leaseback transactions in December 2000 and during 2001.

     At June 30, 2001, we had $21.2 million available under our existing credit facility and $8.3 million in cash and cash equivalents. As of that date, we had borrowings under our existing credit facility of approximately $93.7 million and outstanding irrevocable standby letters-of-credit of approximately $25.3 million, for a total of $119.0 million. Of this amount, $60.2 million represented term indebtedness which require quarterly installments totaling $7.5 million for the remainder of 2001, and $17.0 million in 2002. Standby letters of credit and borrowings totaling $58.8 million were drawn against an $80.0 million revolving credit facility as of June 30, 2001. The letters of credit were issued in connection with workers' compensation insurance and certain facility leases. The existing credit facility matures in January 2003. As of June 30, 2001, we were in compliance with all financial covenants related to the existing credit facility.

     Days revenue in accounts receivable were 64 days at June 30, 2001, compared to 59 days at December 31, 2000. Accounts receivable were $155.6 million and $142.8 million at June 30, 2001 and December 31, 2000, respectively. The increase in days is attributable primarily to slower collections on certain accounts receivable from the DOL and a temporary slowing of collections while deploying our new accounts receivable system at certain operations. We continue to expand implementation of our comprehensive accounts receivable system to operations in various states, which is expected to facilitate improvements in collections. As of June 30, 2001, approximately 60% of our operations were utilizing the new system, with the remainder of the targeted operations expected to be completed by the end of 2001.

     Our capital requirements relate primarily to the working capital needed for general corporate purposes and our plans to expand through the development of new facilities and programs. We have historically satisfied our working capital requirements, capital expenditures and scheduled debt payments from our operating cash flow and utilization of our existing credit facility. Cash requirements for the acquisition of new business operations have generally been funded through a combination of these sources, as well as the issuance of long-term obligations and common stock.

 AFTER THE OFFERING

     In connection with the offering of Senior notes due 2008, we will incur substantial amounts of debt. Assuming that the offering had occurred on June 30, 2001, we would have had total debt of $276.2 million (not including unused commitments) and shareholders' equity of $182.7 million. Subject to restrictions in

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our new credit facility and the indenture governing the notes, we may incur more debt for working capital, capital expenditures, acquisitions and other purposes.

     On September 10, 2001, we entered into a commitment letter with National City Bank to provide us with an $80 million revolving credit facility (including a $50 million letter of credit sublimit). The new credit facility will expire on September 30, 2004 and bears interest equal to the greater of (i) the administrative agent's base rate from time to time in effect plus the applicable base rate margin in effect as such time or (ii) the applicable federal funds rates plus 1/2%, such margin to be determined from time to time in accordance with a pricing grid based on our leverage ratio. We expect the average interest rate for 2001 under the new agreement to approximate 6.4%. Borrowings under the new credit agreement will be secured by some of our assets, including accounts receivable, inventory, certain owned real property and equipment, other intangible assets and stock in subsidiaries. The new facility also contains various financial covenants relating to indebtedness, capital expenditures, acquisitions and dividends and requires us to maintain specified ratios with respect to total net funded debt to EBITDA, EBITDA to interest expense and cash flow from operations. Our ability to achieve the thresholds provided for in the financial covenants will largely depend upon our maintenance of continued profitability and/or reductions of amounts borrowed under the new credit facility.

     We believe that the cash generated from operations, together with amounts under the new credit facility, will be sufficient to meet our working capital, capital expenditure and other cash needs for the next twelve months. We cannot assure you, however, that this will be the case.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Although we are exposed to changes in interest rates as a result of our outstanding variable rate debt, we do not currently use any derivative financial instruments related to our interest rate exposure. At June 30, 2001, and December 31, 2000, a hypothetical 100 basis point change in interest rates on the average balance of the outstanding variable rate debt would have resulted in a change of approximately $1.0 million and $1.3 million, respectively, in annual income before income taxes. The estimated impact assumes no changes in the volume or composition of debt related to this offering. We believe that our exposure to market risk will not result in a material adverse effect on our consolidated financial condition, results of operations or liquidity.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In July 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS 142. We must adopt the provisions of SFAS 141 immediately, and the provisions of SFAS 142 effective January 1, 2002.

     As of the date of adoption, we expect to have unamortized goodwill in the amount of approximately $209.0 million, which will be subject to the transition provisions of SFAS 141 and SFAS 142. Amortization expense related to goodwill was approximately $8.0 million and $4.0 million for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively. Because of the extensive effort needed to comply with adopting the new rules and in anticipation of final implementation guidance, it is not practicable to reasonably estimate the impact of adopting these statements on our financial statements at the date of this report, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle.

     In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS 143 will require entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, we are required to capitalize the

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cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. SFAS 143 is effective for fiscal years beginning after June 15, 2002, and we will adopt it effective January 1, 2003. We have not yet determined the impact SFAS 143 will have on our results of operations or financial condition.

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